EXHIBIT 23.1

RMG
ACCOUNTANTS AND CONSULTANTS
299 CHERRY HILL ROAD, SUITE 203 – PARSIPPANY, NJ 07054
TEL: (973) 712-5000 - FAX: (973) 712-5011
RMGNJ.com

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-255781, No. 333-231295 and No. 333-224735) and Form S-3 (No. 333-238001) of Sterling Construction Company, Inc. of our report dated December 14, 2021, relating to the consolidated financial statements of Petillo Incorporated and Affiliate as of, and for the year ended December 31, 2020, which appears in this Current Report on Form 8-K of Sterling Construction Company, Inc. dated January 5, 2022.

Sincerely,

AF

Austin Filis, CPA
RMG CPA, LLC

Parsippany, New Jersey
January 5, 2022